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May 18, 1999

Mr. Gregory S. Baletsa
c/o GSI Lumonics Inc.
39 Manning Road
Billerica, MA, 01821, U.S.A.

Dear Greg:

We refer you to the letter agreement dated April 21, 1999, sent to you by GSI Lumonics and accepted by you, which sets out certain severance and termination benefits which you will be entitled to in certain circumstances (the "Original Agreement"). This letter (the "Amending Agreement") is intended to amend that Original Agreement as follows:

1. The term "Company" as defined in the Original Agreement shall include any corporation that is a direct or indirect subsidiary of GSI Lumonics Inc.

2. Notwithstanding anything to the contrary contained in the Original Agreement, in the event that you voluntarily terminate your employment with the Company at any time on or before September 22, 1999, you shall be entitled to receive from the Company an amount equal to your Total Compensation multiplied by a factor of 12. Such amount shall be payable as follows:

     (a)  50% 30 days after the Date of Termination;

     (b) the balance in equal consecutive monthly payments which shall be paid on the first day of each month without interest commencing on the 1st day of the month following the Date of Termination;

Any term used herein shall have the meaning ascribed to such term in the Original Agreement.

Please signify your acceptance of the amendments set out herein by signing and returning to the Company the enclosed copy of this letter.

Sincerely yours,
GSI LUMONICS INC.


Per:    "Michael W. Lupiano"
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Agreed to this 1st day of June , 1999.

/s/ "Greg S. Baletsa"
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Signature

Greg S. Baletsa
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